EXHIBIT 2


              Amended Plan of Reorganization and Stock Issuance of
               Home Federal Savings and Loan Association of Nampa

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               HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF NAMPA
                                  NAMPA, IDAHO

                AMENDED PLAN OF REORGANIZATION AND STOCK ISSUANCE


I.       General
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         It is the desire of the Board of Directors to attract new capital to the Association to increase its net worth, to support future savings growth, to increase the amount of funds available for other lending and investment, to provide greater resources for the expansion of customer services and to facilitate future expansion by the Association. In addition, the Board of Directors intends to implement stock option plans and other stock benefit plans as part of the Reorganization in order to attract and retain qualified directors and officers. It is the further desire of the Board of Directors to reorganize the Association as the wholly-owned subsidiary within a mutual holding company structure to enhance flexibility of operations, diversification of business opportunities and financial capability for business and regulatory purposes and to enable the Association to compete more effectively with other financial service organizations. Accordingly, on May 18, 2004, the Board of Directors of Home Federal Savings and Loan Association of Nampa ("Association"), after careful study and consideration, adopted, and on June 8, 2004 amended, by unanimous vote this Amended Plan of Reorganization and Stock Issuance ("Plan"), which provides for the reorganization of the Association from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank and the concurrent formation of a holding company for the Association ("Stock Holding Company"), as well as the concurrent formation of a mutual holding company for the Stock Holding Company ("MHC"). The Stock Holding Company will be a majority-owned subsidiary of the MHC at all times so long as the MHC remains in existence, and the Association will be a wholly-owned subsidiary of the Stock Holding Company.


         All capitalized terms contained in the Plan shall have the meanings ascribed to them in Section II hereof or elsewhere in this Plan.

         Pursuant to the Plan, up to 49.9% of the Stock Holding Company Stock will be offered in a Subscription Offering pursuant to nontransferable Subscription Rights at a predetermined and uniform price first to the Association's Eligible Account Holders, second to the Tax-Qualified Employee Stock Benefit Plans, third to Supplemental Eligible Account Holders, and fourth to Other Members of the Association. Concurrently with the Subscription Offering, shares not subscribed for in the Subscription Offering will be offered as part of the Reorganization to the general public in a Direct Community Offering. Shares still remaining may then be offered to the general public in a Syndicated Community Offering, a Public Offering or otherwise. The aggregate Purchase Price of the Reorganization Stock will be based upon an independent appraisal of the Association and will reflect the estimated pro forma market value of the Association as a subsidiary of the Stock Holding Company and the Stock Holding Company as a subsidiary of the MHC.

         The Reorganization is subject to regulations of the Director of the OTS as promulgated pursuant to the Home Owners' Loan Act.

         Consummation of the Reorganization is subject to the approval of this Plan and the Reorganization by the OTS and by the affirmative vote of Members of the Association holding not less than a majority of the total votes eligible to be cast at a special meeting of the Members to be called to consider the Reorganization.

         No change will be made in the Board of Directors or management of the Association as a result of the Reorganization.

II.      Definitions
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         As used in this Plan, the terms set forth below have the following meanings:

         A. Acting in Concert: (i) Knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A Person (as defined herein) who acts in

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concert with another Person ("other party") shall also be deemed to be acting in concert with any Person who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a Person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the Tax-Qualified Employee Benefit Plan will be aggregated and participants or beneficiaries of any such Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert solely as a result of their common interests as participants or beneficiaries. When Persons act together for such purposes, the group is deemed to have acquired their stock. The determination as to whether a group is acting in concert shall be made solely by the Board of Directors of the Association or Officers delegated by such Board and may be based on any evidence upon which the Board or such delegate chooses to rely, including, without limitation, joint account relationships or the fact that such Persons have filed joint Schedules 13D or 13G with the SEC with respect to other companies. Directors of the MHC, the Stock Holding Company, the Stock Savings Bank or the Association shall not be deemed to be acting in concert solely as a result of their membership on any board or boards.

         B. Actual Purchase Price: The price per share at which the Reorganization Stock is ultimately sold by the Stock Holding Company in the Offerings in accordance with the terms hereof.

         C. Associate: When used to indicate a relationship with any Person, means (i) any corporation or organization (other than the Association or a majority-owned subsidiary of the Association, the Stock Holding Company or the
MHC) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, except that it does not include a Tax-Qualified Employee Stock Benefit Plan and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Association, any of its subsidiaries, the Stock Holding Company or the MHC.

         D. Association: Home Federal Savings and Loan Association of Nampa, in its present form as a federally- chartered mutual savings and loan association.

         E. Capital Stock: Any and all authorized capital stock in the Stock Savings Bank or the Stock Holding Company.

         F. Common Stock: Common stock, par value $.01 per share, issued by the Stock Holding Company, pursuant to its stock charter.

         G. Direct Community Offering: The offering for sale of Reorganization Stock to the public.

         H. Effective Date: The effective date of the Reorganization, which shall be the date of consummation of the Reorganization in accordance with this Plan.

         I.       Eligibility Record Date: December 31, 2002.

         J. Eligible Account Holder: Holder of a Qualifying Deposit in the Association on the Eligibility Record Date.

         K. ESOP: The Tax-Qualified Employee Stock Benefit Plan adopted by the MHC, the Stock Holding Company or the Association in connection with the Reorganization, the purpose of which shall be to acquire capital stock of the Stock Holding Company, including Reorganization Stock.

         L.       FDIC: Federal Deposit Insurance Corporation.

         M. Foundation: The charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code that will be established by the Stock Holding Company and the Stock Savings Bank immediately following consummation of the Reorganization.

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         N.       H-(e)1 Application: The application submitted to the OTS on
OTS Form H-(e)1 or Form H-(e)1-S, if applicable, for approval of the Stock Holding Company's acquisition of all of the Capital Stock of the Stock Savings Bank.

         O.       HOLA: The Home Owner's Loan Act.

         P.       Local Community: Ada, Canyon, Elmore and Gem Counties, Idaho.

         Q. Majority Interest: A majority of the combined voting power of all classes of outstanding stock of the Stock Savings Bank and Stock Holding Company.

         R. Market Maker: A dealer (i.e., any Person who engages directly or indirectly as agent, broker, or principal in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes bona fide, competitive bid and offer quotations in a recognized inter-dealer quotation system or furnishes bona fide competitive bid and offer quotations on request and (ii) is ready, willing and able to effect transactions in reasonable quantities at his quoted prices with other brokers or dealers.

         S. Members: All Persons or entities who qualify as members of the Association pursuant to its Charter and Bylaws prior to the Reorganization.

         T. MHC: A corporation to be formed by the Association under federal law for the purpose of becoming a parent holding company to hold at least 50.1% of the Stock Holding Company Stock.

         U. Notice of Reorganization: The Notice of Mutual Holding Company Reorganization and Application for Minority Stock Issuance, to be submitted by the Association to the OTS to notify the OTS of the Reorganization.

         V. Offerings: The Subscription Offering, the Direct Community Offering, the Syndicated Community Offering and the Public Offering.

         W. Officer: An executive officer of the Association, which includes the Chairman of the Board, President, Executive Vice President, Senior Vice Presidents, Vice Presidents in charge of principal business functions, the Secretary and the Treasurer as well as any other person performing similar functions.

         X. Order Forms: Forms to be used for the purchase of Reorganization Stock sent to Eligible Account Holders and other parties eligible to purchase Reorganization Stock in the Subscription Offering pursuant to the Plan.

         Y. Other Member: Holder of a Savings Account (other than Eligible Account Holders and Supplemental Eligible Account Holders) as of the Record Date and borrowers from the Association as provided in the Association's Federal Mutual Charter who continue to be borrowers from the Association as of the Record Date.

         Z. OTS: Office of Thrift Supervision of the United States Department of the Treasury.

         AA.      Person: An individual, corporation, partnership, association, joint stock company, unincorporated organization or a government or any political subdivision thereof.

         AB.      Plan: This Amended Plan of Reorganization and Stock Issuance,
which provides for the conversion of the Association from a federally-chartered mutual savings and loan association to a federally-chartered capital stock savings bank as a wholly-owned subsidiary of the Stock Holding Company, with the Stock Holding Company as a majority-owned subsidiary of the MHC, as originally adopted by the Board of Directors or as amended in accordance with the terms thereof.

         BB.      Public Offering: An underwritten firm commitment offering to the public through one or more Underwriters.

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         CC.      Qualifying Deposit: The deposit balance in any Savings Account as of the Eligibility Record Date or the Supplemental Eligibility Record Date, as applicable; provided, however, that no Savings Account with a deposit balance of less than $50 shall constitute a Qualifying Deposit.

         DD.      Record Date: Date which determines which Members are entitled to vote at the Special Meeting.

         EE.      Registration Statement: The registration statement on Form S-1 or other applicable forms filed by the Stock Holding Company with the SEC for the purpose of registering the Reorganization Stock under the Securities Act of 1933, as amended.

         FF.      Reorganization: (i) Amendment of the Association's Charter and
Bylaws to authorize issuance of shares of Capital Stock by the Association and to conform to the requirements of a federal stock savings bank under the laws of the United States and regulations of the OTS; (ii) issuance and sale of Reorganization Stock by the Stock Holding Company in the Offerings; (iii) purchase by the Stock Holding Company of the Capital Stock of the Association to be issued in the Reorganization immediately following or concurrently with the close of the sale of all Reorganization Stock; and (iv) issuance of at least 50.1% of the Stock Holding Company Stock to the MHC immediately following or concurrently with the close of the sale of all Reorganization Stock.

         GG.      Reorganization Stock: Stock Holding Company common stock to be issued and sold in the Offerings by the Stock Holding Company pursuant to the Plan, which stock cannot and will not be insured by the FDIC.

         HH.      SAIF: The Savings Association Insurance Fund of the FDIC.

         II. Savings Account(s): Withdrawable deposit(s) in the Association, including certificates of deposit, demand deposit accounts and non-interest-bearing accounts.

         JJ.      SEC: Securities and Exchange Commission.

         KK.      Special Meeting: The special meeting of Members called for the purpose of considering the Plan for approval.

         LL.      Stock Holding Company: A corporation to be formed by the
Association under federal law for the purpose of becoming the stock holding company of the Stock Savings Bank, and the majority-owned subsidiary of the MHC.

         MM.      Stock Holding Company Stock: Any and all authorized capital stock of the Stock Holding Company.

         NN.      Stock Savings Bank: The newly organized stock savings bank subsidiary of the Stock Holding Company resulting from the Reorganization.

         OO.      Subscription Offering: The offering of Reorganization Stock to
Eligible Account Holders, Tax- Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members under the Plan.

         PP.      Subscription Rights: Non-transferable, non-negotiable,
personal rights of Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members to purchase Reorganization Stock.

         QQ.      Supplemental Eligibility Record Date: The last day of the
calendar quarter preceding the approval of the Plan by the OTS.

         RR.      Supplemental Eligible Account Holder: Holder of a Qualifying
Deposit in the Association (other than an Officer or director or their Associates) on the Supplemental Eligibility Record Date.

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         SS.      Syndicated Community Offering: The offering for sale by a
syndicate of broker-dealers to the general public of shares of Reorganization Stock not purchased in the Subscription Offering and the Direct Community Offering.

         TT. Tax-Qualified Employee Stock Benefit Plan: Any defined benefit plan or defined contribution plan of the Association or Stock Holding Company, such as an employee stock ownership plan, bonus plan, profit-sharing plan or other plan, which, with its related trust meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code. A "non-tax-qualified employee stock benefit plan" is any defined benefit plan or defined contribution plan that is not so qualified.

         UU.      Underwriters: Investment banking firms purchasing
Reorganization Stock from the Stock Holding Company (or in the event the Stock Holding Company structure is not used, from the Association) for resale to the public.

         VV. Voting Stock: (1) Common or preferred stock, or similar interests if the shares by statute, charter or in any manner, entitle the holder to: (i) vote for or to select directors of the Stock Savings Bank or the Stock Holding Company; and (ii) vote on or direct the conduct of the operations or other significant policies of the Stock Savings Bank or the Stock Holding Company.

         (2) Notwithstanding anything in paragraph (1) above, preferred stock is not "Voting Stock" if: (i) voting rights associated with the preferred stock are limited solely to the type customarily provided by statute with regard to matters that would significantly and adversely affect the rights or preferences of the preferred stock, such as the issuance of additional amounts or classes of senior securities, the modification of the terms of the preferred stock, the dissolution of the Stock Savings Bank or the Stock Holding Company, or the payment of dividends by the Stock Savings Bank or the Stock Holding Company when preferred dividends are in arrears; (ii) the preferred stock represents an essentially passive investment or financing device and does not otherwise provide the holder with control over the issuer; and (iii) the preferred stock does not at the time entitle the holder, by statute, charter, or otherwise, to select or to vote for the selection of directors of the Stock Savings Bank or the Stock Holding Company.

         (3) Notwithstanding anything in paragraphs (1) and (2) above, "Voting Stock" shall be deemed to include preferred stock and other securities that, upon transfer or otherwise, are convertible into Voting Stock or exercisable to acquire Voting Stock where the holder of the stock, convertible security or right to acquire Voting Stock has the preponderant economic risk in the underlying Voting Stock. Securities immediately convertible into Voting Stock at the option of the holder without payment of additional consideration shall be deemed to constitute the Voting Stock into which they are convertible; other convertible securities and rights to acquire Voting Stock shall not be deemed to vest the holder with the preponderant economic risk in the underlying Voting Stock if the holder has paid less than 50% of the consideration required to directly acquire the Voting Stock and has no other economic interest in the underlying Voting Stock.

III.     The Reorganization
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         A.       Certain Effects of Reorganization
                  ---------------------------------

                  1. Organization of the MHC, the Stock Holding Company and the Stock Savings Bank

         A principal part of the Reorganization will be the formation of a federally-chartered capital stock savings bank subsidiary. As a result of the Reorganization, the Stock Holding Company will initially own 100% of the Stock Savings Bank's Voting Stock. The MHC will own a Majority Interest in the Stock Holding Company and an indirect Majority Interest in the Stock Savings Bank at all times as long as the MHC remains in the mutual form of organization.

         The Reorganization will be effected as follows, or in any manner approved by the Board or Directors of the Association and the OTS that is consistent with the purposes of this Plan and applicable laws and regulations:

         (i) the Association will organize an interim federal stock savings bank as a wholly-owned subsidiary ("Interim One"); (ii) Interim One will organize an interim federal stock savings bank as a wholly-owned subsidiary ("Interim

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Two"); (iii) Interim One will organize the Stock Holding Company as a wholly-owned subsidiary; (iv) the Association will exchange its charter for a federal stock savings bank charter ("Stock Savings Bank") and Interim One will cancel its outstanding stock and exchange its charter for a federal mutual holding company charter; (v) simultaneously with step (iv), Interim Two will merge with and into Stock Savings Bank pursuant to an Agreement of Merger attached hereto, with Stock Savings Bank surviving; (vi) all of the initially issued stock of the Stock Savings Bank will be transferred to the MHC in exchange for membership shares in the MHC; and (vii) the MHC will transfer all of the outstanding shares of Stock Savings Bank to Stock Holding Company and the Stock Savings Bank will become a wholly-owned subsidiary of the Stock Holding Company.

         Upon consummation of the Reorganization, the legal existence of the Association will not terminate, but the converted Stock Savings Bank will be a continuation of the Association, and all property of the Association, including its right, title and interest in and to all property of whatsoever kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to the Association, or which would inure to the Association immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the Stock Savings Bank. The Stock Savings Bank will have, hold, and enjoy the same in its right and fully to the same extent as the same was possessed, held, and enjoyed by the Association. The Stock Savings Bank will continue to have, succeed to, and be responsible for all rights, liabilities and obligations of the Association and will maintain its headquarters operations at the Association's present location.

         In connection with the Reorganization, the MHC will be capitalized with $50,000 or such greater amount as may be determined by the Board of Directors of the Association subject to the approval of the OTS, to the extent such assets are not required to be transferred to or retained by the Stock Savings Bank in order to satisfy capital or reserve requirements of any applicable law or regulation. The Stock Holding Company will also be capitalized with not more than 50% of the net proceeds of the Offerings. All other assets of the Association will become assets of the Stock Savings Bank. The Association believes that capitalization of the MHC and the Stock Holding Company at this level will provide the MHC and the Stock Holding Company with economic strength separate and apart from the Stock Savings Bank and could facilitate future activities by the MHC and the Stock Holding Company.

                  2.       Operation of the Stock Savings Bank

         Upon the Effective Date, the Stock Savings Bank will be owned by the Stock Holding Company, which will be its sole stockholder. The Stock Holding Company will be owned by the MHC, which will hold a Majority Interest. Those persons who as of the Effective Date held depository rights with respect to, or other rights as creditors of, the Association, shall thereafter have such rights solely with respect to the Stock Savings Bank. Each deposit account in the Association at the Effective Date will become a deposit account in the Stock Savings Bank in the same amount and upon the same terms and conditions, except that the holder of each such deposit account will have membership rights with respect to the MHC rather than the Stock Savings Bank. Members will not have any voting rights in the Stock Savings Bank. All insured deposit accounts of the Association which are transferred to the Stock Savings Bank will continue to be federally-insured up to the legal maximum by the SAIF in the same manner as deposit accounts existing in the Association immediately prior to the Reorganization.

         All loans and other borrowings from the Association shall retain the same status with the Stock Savings Bank after the Reorganization as they had with the Association prior to the Reorganization. The Stock Savings Bank may exercise any and all powers, rights and privileges of, and shall be subject to all limitations applicable to, capital stock savings banks under federal law.

         The Board of Directors of the Stock Savings Bank will consist of the same directors with their same terms as with the Association. The Board of Directors will be divided into three classes as nearly equal in number as possible and the members of each class shall be elected for a term of three years and until their successors are elected and qualified. One class shall be elected by ballot annually by the stockholders of the Stock Savings Bank. Present management of the Association will continue as the management of the Stock Savings Bank following the Reorganization.

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         Following the Reorganization, the Stock Savings Bank will have the power to issue shares of Capital Stock to persons other than the Stock Holding Company. Pursuant to federal law and regulations, unless otherwise revised or amended, so long as the MHC is in existence, the MHC will be required to own a Majority Interest, either directly or through its ownership of a Majority Interest in a subsidiary, in the Stock Savings Bank. One or more offerings of Capital Stock of the Stock Savings Bank and/or the Stock Holding Company may be made following the Reorganization, subject to the approval of the OTS and the above-mentioned Majority Interest condition. Any offer and sale of common stock or preferred stock of the Stock Savings Bank and/or the Stock Holding Company will be conducted in accordance with federal law.

                  3.       Operation of the MHC and the Stock Holding Company

         As part of the Reorganization, the MHC and the Stock Holding Company will not retain assets of the Association which are to be transferred to the Stock Savings Bank in order to satisfy capital or reserve requirements of federal law. All assets, rights, obligations and liabilities of whatever nature that are not retained by the MHC and the Stock Holding Company as part of their initial capitalization shall be deemed to be transferred to the Stock Savings Bank. The MHC shall continue to possess and may exercise all of the rights, powers and privileges, and shall be subject to all limitations, applicable to a federally-chartered mutual savings bank and any applicable federal law limitations; provided, however, that the MHC shall not possess or exercise any deposit taking powers.

         The rights and powers of the MHC will be defined by the MHC's Charter and Bylaws and by federal law governing mutual holding companies. The rights and powers of the Stock Holding Company will be defined by the Stock Holding Company's Charter and Bylaws and by federal law. The MHC and the Stock Holding Company shall be subject to the limitations and restrictions imposed on savings and loan holding companies by Section 10(o)(5) of the HOLA, as amended.

         All of the members of the Board of Directors of the Association will become directors of the MHC and the Stock Holding Company. Thereafter, approximately one third of the directors of the MHC will be elected annually by the members of the MHC who will consist of certain of the former Members of the Association and certain persons who become depositors of the Stock Savings Bank after the Reorganization. Approximately one third of the directors of the Stock Holding Company will be elected annually by the stockholders of the Stock Holding Company. Certain senior management persons of the Association will assume similar positions with the MHC and the Stock Holding Company.

         Subsequent to the Reorganization, persons who had membership or liquidation rights with respect to the Association under its existing charter immediately prior to the Reorganization shall continue to have such rights solely with respect to the MHC. In addition, all persons who become depositors of the Stock Savings Bank subsequent to the Reorganization will also have such membership and liquidation rights with respect to the MHC. In each case, no person who ceases to be a holder of a deposit account with the Stock Savings Bank shall have any membership or liquidation rights with respect to the MHC. All proxies previously given by the Members to the Board of Directors of the Association will run to the Board of Directors of the MHC

         Upon completion of the Reorganization, except for assets retained by the MHC and the Stock Holding Company and any expenses incurred in connection with the Reorganization, the Reorganization of the Association into an MHC will not result in any reduction in the amount of the reserves, capital and surplus that the Association had prior to the Reorganization. Such reserves, capital and surplus will be accounted for by the MHC, the Stock Holding Company and the Stock Savings Bank on a consolidated basis in accordance with generally accepted accounting principles.

                  4.       Charter and Bylaws of the MHC

         As part of the Reorganization, the MHC will be chartered as a federal mutual holding company. A copy of the proposed Charter and Bylaws are attached hereto and hereby incorporated into this Plan. The name of the MHC shall be Home Federal MHC or such other name approved by the Board of Directors and the OTS. By its approval of the Plan, the Board of Directors of the Association has approved and adopted the Charter and Bylaws of the MHC. By approving the Plan, the Members of the Association will thereby approve the Charter and Bylaws. Prior to completion of the Reorganization, the proposed Charter and Bylaws may be amended in accordance with the provisions and

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limitations for amending the Plan under Paragraph XV below. The effective date of the adoption of the Charter and Bylaws shall be the date of the issuance of the Reorganization Stock, which shall be the date of consummation of the Reorganization.

                  5.       Charter and Bylaws of Stock Holding Company

         As part of the Reorganization, the Stock Holding Company will be chartered as a federal stock corporation. A copy of the proposed Charter and Bylaws for the Stock Holding Company are attached hereto and hereby incorporated into this Plan. The name of the Stock Holding Company shall be Home Federal Bancorp, Inc. or such other name approved by the Board of Directors and the OTS. By its approval of the Plan, the Board of Directors of the Association has approved and adopted the Stock Holding Company Charter and Bylaws. By approving the Plan, the Members of the Association will thereby approve the Charter and Bylaws. Prior to completion of the Reorganization, the proposed Charter and Bylaws may be amended in accordance with the provisions and limitations for amending the Plan under Paragraph XV below. The effective date of the adoption of the Charter and Bylaws shall be the date of the issuance of the Reorganization Stock, which shall be the date of consummation of the Reorganization.

                  6.       Charter and Bylaws of the Stock Savings Bank

         As part of the Reorganization, a charter and bylaws of the Stock Savings Bank shall be adopted in a form permitted by the OTS to authorize the Stock Savings Bank to operate as a federally-chartered stock savings bank. The name of the Stock Savings Bank will be "Home Federal Bank." The Stock Savings Bank's Charter may authorize a number of shares of Common Stock greater than the number of shares that shall be issued to the Stock Holding Company in the Reorganization. A copy of the proposed Charter and Bylaws of the Stock Savings Bank are attached hereto and hereby incorporated into this Plan. By its approval of the Plan, the Board of Directors of the Association approved the Charter and Bylaws of the Stock Savings Bank. By approving the Plan, the Members of the Association will thereby approve the amended Charter and Bylaws. Prior to completion of the Reorganization, the proposed Charter and Bylaws may be amended in accordance with the provisions and limitations for amending the Plan under Paragraph XV below. The effective date of the adoption of the Charter and Bylaws shall be the date of the issuance of the Reorganization Stock, which shall be the date of consummation of the Reorganization.

         B.       Timing of Reorganization and Sale of Capital Stock
                  --------------------------------------------------

         The Association intends to consummate the Reorganization as soon as feasible following the receipt of all approvals referred to in the Plan. Subject to the approval of the OTS, the Stock Holding Company intends to commence the Offerings concurrently with the proxy solicitation of Members. The Stock Holding Company may close the Offerings before the Special Meeting, provided that the offer and sale of the Reorganization Stock shall be conditioned upon approval of the Plan by the Members at the Special Meeting. The Offerings shall be conducted in compliance with the securities offering regulations of the SEC. The Association will not finance or loan funds to any person to purchase Common Stock.

         C.       Conditions to Implementation of Reorganization
                  ----------------------------------------------

                  1. Prior to submission of the Plan to the Members for approval, the Association must receive approval from the OTS of the Notice of Reorganization. Prior to such regulatory approval:

                           a. The Board of Directors shall adopt a business plan (pursuant to Part 563b of the Rules and Regulations of the OTS) for submission to the OTS.

                           b. The Board of Directors shall adopt the Plan by a vote of not less than two-thirds of its entire membership.

                           c. The Association shall notify the Members of the adoption of the Plan by publishing legal notice in a newspaper having a general circulation in each community in which the Association maintains an office.

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                           d.       A press release relating to the proposed
                  Reorganization may be submitted to the local media.

                           e. Copies of the Plan as adopted by the Board of Directors shall be made available for inspection at each office of the Association.

                           f. The Association shall cause the Stock Holding Company to be incorporated under federal law and the Board of Directors of the Stock Holding Company shall concur in the Plan by at least a two-thirds vote.

                           g. As soon as practicable following the adoption of this Plan, the Association shall file the Notice of Reorganization and the Stock Holding Company shall file the Registration Statement and the H-(e)1 Application. Upon filing the Notice of Reorganization, the Association shall publish legal notice of the filing of the Notice of Reorganization in a newspaper having a general circulation in each community in which the Association maintains an office and/or by mailing a letter to each of its Members, and shall publish such other notices of the Reorganization as may be required in connection with the H-(e)1 Application and by the regulations and policies of the OTS.

                  2. Consummation of the Reorganization is expressly conditioned upon the following:

                           a. Approval of the Plan and the Notice of Reorganization by a majority of the Board of Directors of the Association;

                           b.       Approval of the Plan in writing by the OTS;

                           c. Approval of the Plan by a majority of the total votes of Members of the Association eligible to be cast at the Special Meeting, including approval of the Charter and Bylaws of the MHC, the Stock Holding Company and the Stock Savings Bank;

                           d. Approval of the Notice of Reorganization and the H-(e)1 Application by the OTS;

                           e. Satisfaction of all conditions specified or otherwise imposed by the OTS in connection with approval of the Notice of Reorganization and the H-(e)1 Application and all transactions related thereto;

                           f. Receipt by the Association of a favorable ruling of the Internal Revenue Service ("IRS") or an opinion of the Association's tax advisor with respect to federal and Idaho taxation to the effect that consummation of the Reorganization will not be a taxable event to the MHC, the Stock Holding Company, the Stock Savings Bank, the Association or the Association's depositors.

         D.       Rights of Members of the MHC
                  ----------------------------

         Following the Reorganization, all persons who had membership or liquidation rights with respect to the Association as of the date of the Reorganization will continue to have such rights solely with respect to the MHC. All existing proxies granted by members of the Association to the Board of Directors of the Association shall become the proxies of the MHC. In addition, all persons who become depositors in the Stock Savings Bank subsequent to the Reorganization will have membership and liquidation rights with respect to the MHC. In each case, no person who ceases to be the holder of a deposit account with the Stock Savings Bank shall have any membership or liquidation rights with respect to the MHC.

         E.       Payment of Dividends and Repurchase of Stock
                  --------------------------------------------

         The Stock Holding Company shall not declare or pay a cash dividend on its Common Stock if the effect thereof would cause the regulatory capital of the Stock Savings Bank to be reduced below the amount required under Section

567.2 of the Rules and Regulations of the OTS. Otherwise, the Stock Holding Company may declare dividends or make other capital distributions in accordance with Section 563b.520 of the Rules and Regulations of the OTS of the Regulations. Following completion of the Offerings, the Stock Holding Company may repurchase its Common Stock consistent with Sections 563b.510 and 563b.515 of the Rules and Regulations of the OTS relating to stock repurchases, as long as such repurchases do not cause the regulatory capital of the Stock Savings Bank to be reduced below the amount required under Section 563b.550 of the Rules and Regulations of the OTS. The MHC may from time to time purchase Common Stock of the Stock Holding Company. Subject to any notice or approval requirements of the OTS under the Rules and Regulations of the OTS, the MHC may waive its right to receive dividends declared by the Stock Holding Company.

         F.       Expenses
                  --------

         At any time, whether prior to or after submission of the Plan to the Members for approval the MHC, the Stock Holding Company and the Association may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Reorganization, including in connection with the Offerings, the payment of fees to brokers and investment bankers for assisting Persons in completing and/or submitting Order Forms. All fees, expenses, retainers and similar items shall be reasonable.

IV.      Meeting of Members
         ------------------

         Subsequent to the approval of the Plan by the OTS, the Special Meeting shall be scheduled in accordance with the Association's Bylaws. Promptly after receipt of approval and at least 20 days but not more than 45 days prior to the Special Meeting, the Association shall distribute proxy solicitation materials to all Members and beneficial owners of accounts held in fiduciary capacities where the beneficial owners possess voting rights, as of the Record Date. The proxy solicitation materials shall include a copy of the proxy statement to be used in connection with such solicitation ("Proxy Statement") and other documents authorized for use by the regulatory authorities and may also include a copy of the Plan and/or a prospectus ("Prospectus") as provided in Paragraph V., below. The Association shall also advise each Eligible Account Holder and Supplemental Eligible Account Holder not entitled to vote at the Special Meeting of the proposed Reorganization and the scheduled Special Meeting, and provide a postage prepaid card on which to indicate whether he wishes to receive the Prospectus, if the Subscription Offering is not held concurrently with the proxy solicitation.

         Pursuant to OTS regulations, an affirmative vote of not less than a majority of the total outstanding votes of the Members is required for approval of the Plan. Voting may be in person or by proxy. The OTS shall be notified promptly of the actions of the Members.

V.       Summary Proxy Statement
         -----------------------

         The Proxy Statement furnished to Members may be in summary form, provided that a statement is made in bold- face type that a more detailed description of the proposed transaction may be obtained by returning an enclosed postage prepaid card or other written communication requesting supplemental information. Without prior approval of the OTS, the Special Meeting shall not be held less than 20 days after the last day on which the supplemental information statement is mailed to requesting Members. The supplemental information statement may be combined with the Prospectus if the Subscription Offering is commenced concurrently with or during the proxy solicitation of Members for the Special Meeting.

VI.      Offering Documents
         ------------------

         The Stock Holding Company may commence the Subscription Offering and, provided that the Subscription Offering has commenced, may commence the Direct Community Offering concurrently with or during the proxy solicitation of Members. The Stock Holding Company may close the Subscription Offering before the Special Meeting, provided that the offer and sale of the Reorganization Stock shall be conditioned upon approval of the Plan by the Members at the Special Meeting. The Association's proxy solicitation materials may require Eligible Account Holders, Supplemental Eligible Account Holders and Other Members to return to the Association by a reasonable certain date a postage prepaid card or other written communication requesting receipt of a Prospectus with respect to the Subscription

Offering, provided that if the Prospectus is not mailed concurrently with the proxy solicitation materials, the Subscription Offering shall not be closed until the expiration of 30 days after the mailing of the proxy solicitation materials. If the Subscription Offering is not commenced within 45 days after the Special Meeting, the Association may transmit, not more than 30 days prior to the commencement of the Subscription Offering, to each Eligible Account Holder, Supple mental Eligible Account Holder and other eligible subscribers who had been furnished with proxy solicitation materials a notice which shall state that the Association is not required to furnish a Prospectus to them unless they return by a reasonable date certain a postage prepaid card or other written communication requesting the receipt of the Prospectus.

         Prior to commencement of the Offerings, the Stock Holding Company shall file the Registration Statement. The Stock Holding Company shall not distribute the final Prospectus until the Registration Statement containing same has been declared effective by the SEC and the Prospectus has been declared effective by the OTS.

VII.     Combined Subscription and Direct Community Offering
         ---------------------------------------------------

         Instead of a separate Subscription Offering, all Subscription Rights may be exercised by delivery of properly completed and executed Order Forms to the Association or selling group utilized in connection with the Direct Community Offering and the Syndicated Community Offering. If a separate Subscription Offering is not held, orders for Reorganization Stock in the Direct Community Offering shall first be filled pursuant to the priorities and limitations stated in Paragraph IX.C., below.

VIII.    Consummation of the Reorganization
         ----------------------------------

         After receipt of all orders for Reorganization Stock, and concurrently with the execution thereof, the amendment of the Association's Federal Mutual Charter and Bylaws to authorize the issuance of shares of Capital Stock and to conform to the requirements of a federal capital stock savings bank will be declared effective by the OTS, the amended Charter and Bylaws approved by the Members will become effective. At such time, the Reorganization Stock will be issued and sold by the Stock Holding Company, the Capital Stock of the Stock Savings Bank to be issued in the Reorganization will be issued and sold to the Stock Holding Company, and the Stock Savings Bank will become a wholly-owned subsidiary of the Stock Holding Company. The Stock Savings Bank will issue to the Stock Holding Company 1,000 shares of its common stock, representing all of the shares of Capital Stock to be issued by the Stock Savings Bank, and the Stock Holding Company will make payment to the Stock Savings Bank of that portion of the aggregate net proceeds realized by the Stock Holding Company from the sale of the Reorganization Stock under the Plan as may be authorized or required by the OTS.

IX.      Stock Offering
         --------------

         A.       Number of Shares
                  ----------------

         The number of shares of Reorganization Stock to be offered pursuant to the Plan shall be determined initially by the Board of Directors of the Association and the Board of Directors of the Stock Holding Company in conjunction with the determination of the Purchase Price (as that term is defined in Paragraph IX.B., below). The number of shares to be offered may be subsequently adjusted by the Board of Directors prior to completion of the Offering.

         B.       Independent Evaluation and Purchase Price of Shares
                  ---------------------------------------------------

         All shares of Reorganization Stock sold in the Reorganization, including shares sold in any Direct Community Offering, shall be sold at a uniform price per share, referred to herein as the "Purchase Price." The Purchase Price shall be determined by the Board of Directors of the Association and the Board of Directors of the Stock Holding Company immediately prior to the simultaneous completion of all such sales contemplated by this Plan on the basis of the estimated pro forma market value of the Association, as converted, at such time. The estimated pro forma market value of the Association shall be determined for such purpose by an independent appraiser on the basis of such appropriate factors not inconsistent with the regulations of the OTS. Immediately prior to the Subscription Offering, a subscription price range shall be established which shall vary from 15% above to 15% below the average of the minimum and maximum of the estimated price range. The maximum subscription price (i.e., the per share amount to be remitted when subscribing for shares of Reorganization Stock) shall then be determined within the subscription price range by the Board of Directors of the Association. The subscription price range and the number of shares to be offered may be revised after the completion of the Subscription Offering with OTS approval without a resolicitation of proxies or Order Forms or both. In the event of an increase in the total number of shares offered in the Reorganization as a result of a change in the estimated price range, the priority of share allocation shall be as set forth in this Plan.

         C.       Method of Offering Shares
                  -------------------------

         Subscription Rights shall be issued at no cost to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members pursuant to priorities established by this Plan and the regulations of the OTS. In order to effect the Reorganization, all shares of Reorganization Stock proposed to be issued in connection with the Reorganization must be sold and, to the extent that shares are available, no subscriber shall be allowed to purchase less than 25 shares; provided, however, that if the purchase price is greater than $20 per share, the minimum number of shares which must be subscribed for shall be adjusted so that the aggregate actual purchase price required to be paid for such minimum number of shares does not exceed $500. The priorities established for the purchase of shares are as follows:

                  1.       Category 1:  Eligible Account Holders
                           -------------------------------------

                           a. Each Eligible Account Holder shall receive, without payment, Subscription Rights entitling such Eligible Account Holder to purchase that number of shares of Reorganization Stock which is equal to the greater of (i) the maximum purchase limitation established for the Direct Community Offering, (ii) one-tenth of one percent of the total offering or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Reorganization Stock to be sold by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case subject to Paragraphs IX.E. and IX.J., below.

                           b. If the allocation made in subparagraph a. above results in an oversubscription, shares of Reorganization Stock shall be allocated among subscribing Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase a number of shares of Reorganization Stock sufficient to make his total allocation equal to 100 shares of Reorganization Stock or the total amount of his subscription, whichever is less. Any shares of Reorganization Stock not so allocated shall be allocated among the subscribing Eligible Account Holders on an equitable basis, related to the amounts of their respective Qualifying Deposits as compared to the total Qualifying Deposits of all Eligible Account Holders.

                           c. Subscription Rights received by Officers and directors of the Association and their Associates, as Eligible Account Holders, based on their increased deposits in the Association in the one-year period preceding the Eligibility Record Date shall be subordinated to all other subscriptions involving the exercise of Subscription Rights pursuant to this category.

                  2.       Category 2: Tax-Qualified Employee Stock Benefit
         Plans

                           a. Tax-Qualified Employee Stock Benefit Plans of the Association shall receive, without payment, non-transferable Subscription Rights to purchase in the aggregate up to 10% of the Reorganization Stock, including shares of Reorganization Stock to be issued in the Reorganization as result of an increase in the estimated price range after commencement of the Subscription Offering and prior to the completion of the Reorganization. The Subscription Rights granted to Tax-Qualified Stock Benefit Plans of the Association shall be subject to the availability of shares of Reorganization Stock after taking into account the shares of Reorganization Stock purchased by Eligible Account Holders; provided, however, that in the event the number of shares offered in the Reorganization is increased to an amount greater than the maximum of the estimated price range as set forth in the Prospectus ("Maximum Shares"), the Tax-Qualified Employee Stock Benefit Plans shall have a priority right to purchase any such shares exceeding the Maximum Shares up to an aggregate of 8% of the Reorganization Stock. Shares of Reorganization Stock purchased by any individual participant in a Tax-Qualified Employee Stock Benefit Plan using funds therein pursuant to the exercise of Subscription Rights granted to such participant in his individual capacity as an Eligible Account Holder and/or Supplemental Eligible Account Holder and/or Other Member and/or purchases by such participant in the Direct Community Offering shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of calculating the maximum amount of Reorganization Stock that Tax-Qualified Employee Stock Benefit Plans may purchase pursuant to the first sentence of this subparagraph if the individual participant controls or directs the investment authority with respect to such account or subaccount.

                           b. Tax-Qualified Employee Stock Benefit Plans may use funds contributed or borrowed by the Stock Holding Company or the Association and/or borrowed from an independent financial institution to exercise such Subscription Rights, and the Stock Holding Company and the Stock Savings Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Stock Holding Company or the Stock Savings Bank to fail to meet any applicable capital requirements.

                  3.       Category 3:  Supplemental Eligible Account Holders
                           --------------------------------------------------

                           a. In the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Notice of Reorganization filed prior to OTS approval, then, and only in that event, each Supplemental Eligible Account Holder shall receive, without payment, Subscription Rights entitling such Supplemental Eligible Account Holder to purchase that number of shares of Reorganization Stock which is equal to the greater of (i) the maximum purchase limitation established for the Direct Community Offering, (ii) one-tenth of one percent of the total offering or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Reorganization Stock to be sold by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders, in each case subject to Paragraphs IX.E. and IX.J., below.

                           b. Subscription Rights received pursuant to this category shall be subordinated to Subscription Rights granted to Eligible Account Holders and Tax-Qualified Employee Stock Benefit Plans.

                           c. Any Subscription Rights to purchase shares of Reorganization Stock received by an Eligible Account Holder in accordance with Category Number 1 shall reduce to the extent thereof the Subscription Rights to be distributed pursuant to this category.

                           d. In the event of an oversubscription for shares of Reorganization Stock pursuant to this category, shares of Reorganization Stock shall be allocated among the subscribing Supplemental Eligible Account Holders as follows:

                                    (1)      Shares of Reorganization Stock
                           shall be allocated so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares of Reorganization Stock sufficient to make his total allocation (including the number of shares of Reorganization Stock, if any, allocated in accordance with Category Number 1) equal to 100 shares of Reorganization Stock or the total amount of his subscription, whichever is less.

                                    (2)      Any shares of Reorganization Stock
                           not allocated in accordance with subparagraph (1) above shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, related to the amounts of their respective Qualifying

                           Deposits as compared to the total Qualifying Deposits of all Supplemental Eligible Account Holders.

                  4.       Category 4:  Other Members
                           --------------------------

                           a. Other Members shall receive, without payment, Subscription Rights to purchase shares of Reorganization Stock, after satisfying the subscriptions of Eligible Account Holders, Tax- Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders pursuant to Category Numbers l, 2 and 3 above, subject to the following conditions:

                                    (1)      Each such Other Member shall be
                           entitled to subscribe for the greater of the maximum purchase limitation established for the Direct Community Offering or one-tenth of one percent of the total offering, subject to the purchase limitations in Paragraph IX.J., below.

                                    (2)      In the event of an oversubscription
                           for shares of Reorganization Stock pursuant to Category No. 4, the shares of Reorganization Stock available shall be allocated among the subscribing Other Members pro rata on the basis of the amounts of their respective subscriptions.

         D. Direct Community Offering, Syndicated Community Offering and Public Offering

                  1. Any shares of Reorganization Stock not purchased through the exercise of Subscription Rights set forth in Category Numbers 1 through 4 above may be sold by the Stock Holding Company to Persons under such terms and conditions as may be established by the Association's Board of Directors with the concurrence of the OTS. The Direct Community Offering may commence concurrently with or as soon as possible after the completion of the Subscription Offering and must be completed within 45 days after completion of the Subscription Offering, unless extended with the approval of the OTS. No Person may purchase in the Direct Community Offering shares of Reorganization Stock with an aggregate purchase price that exceeds $250,000. The right to purchase shares of Reorganization Stock under this category is subject to the right of the Association or the Stock Holding Company to accept or reject such subscriptions in whole or in part. In the event of an oversubscription for shares in this Category, the shares available shall be allocated among prospective purchasers pro rata on the basis of the amounts of their respective orders. The offering price for which such shares are sold to the general public in the Direct Community Offering shall be the Purchase Price.

                  2. Orders received in the Direct Community Offering first shall be filled up to a maximum of 2% of the Reorganization Stock and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled.

                  3. The Reorganization Stock offered in the Direct Community Offering shall be offered and sold in a manner that will achieve the widest distribution thereof. Preference shall be given in the Direct Community Offering to natural Persons residing in the Local Community and then to natural Persons residing in the counties contiguous to the Local Community.

                  4. Subject to such terms, conditions and procedures as may be determined by the Association and the Stock Holding Company, all shares of Reorganization Stock not subscribed for in the Subscription Offering or ordered in the Direct Community Offering may be sold by a syndicate of broker-dealers to the general public in a Syndicated Community Offering. Each order for Reorganization Stock in the Syndicated Community Offering shall be subject to the absolute right of the Association and the Stock Holding Company to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable after completion of the Syndicated Community Offering. No Person may purchase in the Syndicated Community Offering shares of Reorganization Stock with an aggregate purchase price that exceeds $250,000. The Association and the Stock Holding Company may commence the Syndicated Community Offering concurrently with, at any time during, or as soon as practicable after the end of the Subscription Offering and/or Direct Community Offering, provided that the Syndicated Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Association and the Stock Holding Company with the approval of the OTS.

                  5. Subject to such terms, conditions and procedures as may be determined by the Association and the Stock Holding Company, all shares of Reorganization Stock not subscribed for in the Subscription Offering or sold the Direct Community Offering or Syndicated Community Offering may be sold in a Public Offering. The provisions of Paragraph IX.E., below, shall not be applicable to the sales to Underwriters for purposes of the Public Offering, but shall be applicable to sales by the Underwriters to the public. The price to be paid by the Underwriters in a Public Offering shall be equal to the price per share at which the Reorganization Stock is ultimately sold by the Stock Holding Company in accordance with the terms hereof, less an underwriting discount to be negotiated among the Underwriters and the Association and the Stock Holding Company, subject to any required regulatory approval or consent.

                  6. If for any reason a Syndicated Community Offering and/or Public Offering of shares of Reorganization Stock not sold in the Subscription Offering and the Direct Community Offering cannot be effected, or in the event that any insignificant residue of shares of Reorganization Stock is not sold in the Offerings, the Association and the Stock Holding Company shall use their best efforts to obtain other purchasers for such shares in such manner and upon such conditions as may be satisfactory to the OTS.

                  7. In the event a Direct Community Offering, Syndicated Community Offering or Public Offering appears not feasible, the Association will immediately consult with the OTS to determine the most viable alternative available to effect the completion of the Reorganization. Should no viable alternative exist, the Association may terminate the Reorganization with the concurrence of the OTS.

         E.       Limitations Upon Purchases
                  --------------------------

         The following additional limitations and exceptions shall be imposed upon all purchases of shares of Reorganization Stock:

                  1. The aggregate amount of outstanding Stock Holding Company Stock owned or controlled by persons other than the MHC at the close of the Offerings shall be less than 50% of the Stock Holding Company's total outstanding common stock.

                  2. Purchases of shares of Reorganization Stock in the Reorganization, including purchases in the Direct Community Offering or Syndicated Community Offering, by any Persons Acting in Concert, shall not exceed 1% of the Reorganization Stock, except that the ESOP may purchase up to 8%, and all Tax- Qualified Employee Stock Benefit Plans may purchase up to 10%, of the total Reorganization Stock and shares held or to be held by the Tax-Qualified Employee Stock Benefit Plans and attributable to a Person shall not be aggregated with other shares purchased directly by or otherwise attributable to such Person.

                  3. Officers and directors and Associates thereof may not purchase in the aggregate more than 26% of the shares issued in the Reorganization.

                  4. The Association's and Stock Holding Company's Boards of Directors will not be deemed to be Associates or a group of Persons Acting in Concert with other directors or trustees solely as a result of membership on the Board of Directors.

                  5. Persons, Associates thereof, or group of Persons Acting in Concert, may not purchase more than 1% of the Reorganization Stock, except that the ESOP may purchase up to 8%, and all Tax-Qualified Employee Stock Benefit Plans may purchase up to 10%, of the total Reorganization Stock issued and shares held or to be held by the Tax-Qualified Employee Stock Benefit Plans and attributable to a Person shall not be aggregated with other shares purchased directly by or otherwise attributable to such Person.

                  6. The aggregate amount of Stock Holding Company Common Stock acquired in the Offerings, plus all prior issuances by the Stock Holding Company, by any non-tax-qualified employee plan or any Officer or director and his or her Associates, exclusive of any shares of Reorganization Stock acquired by such plan or Officer or director Officer or director and his or her Associates in the secondary market, shall not exceed 4.9% of the outstanding shares of Stock Holding Company Common Stock at the conclusion of the Offerings. In calculating the number of shares held by any Officer or director and his or her Associates under this paragraph, shares held by any Tax-Qualified Employee Plan or non-tax-qualified employee plan of the Stock Holding Company or the Stock Savings Bank that are attributable to such Person shall not be counted.

                  7. The aggregate amount of Stock Holding Company Common Stock or preferred stock acquired in the Offerings, plus all prior issuances by the Stock Holding Company, by any non-tax-qualified Employee Plan or any Officer or director and his or her Associates, exclusive of any Stock Holding Company Common Stock acquired by such plan or Officer or director and his or her Associates in the secondary market, shall not exceed 4.9% of the stockholders' equity of the Stock Holding Company at the conclusion of the Offerings. In calculating the number of shares held by any Officer or director and his or her Associates under this paragraph, shares held by any Tax-Qualified Employee Plan or non-tax-qualified employee plan of the Stock Holding Company or the Stock Savings Bank that are attributable to such Person shall not be counted.

                  8. The aggregate amount of Stock Holding Company Common Stock acquired in the Offerings, plus all prior issuances by the Stock Holding Company, by any one or more Tax-Qualified Employee Plans, exclusive of any shares of Stock Holding Company Common Stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of Stock Holding Company Common Stock at the conclusion of the Offerings.

                  9. The aggregate amount of Stock Holding Company Common Stock or preferred stock acquired in the Offerings, plus all prior issuances by the Stock Holding Company, by one or more Tax-Qualified Employee Plans, exclusive of any shares of Stock Holding Company Common Stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders' equity of the Stock Holding Company at the conclusion of the Offerings.

                  10. The aggregate amount of Stock Holding Company Common Stock acquired in the Offerings, plus all prior issuances by the Stock Holding Company, by all stock benefit plans of the Stock Holding Company or the Savings Bank, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock of the Stock Holding Company held by persons other than the MHC.

                  11. The aggregate amount of Stock Holding Company Common Stock acquired in the Offerings, plus all prior issuances by the Stock Holding Company, by all non-tax-qualified employee plans or Officers or directors and their Associates, exclusive of any Stock Holding Company Common Stock acquired by such plans or Officers or directors and their Associates in the secondary market, shall not exceed 25% of the outstanding shares of Stock Holding Company Common Stock held by persons other than that MHC at the conclusion of the Offerings. In calculating the number of shares held by Officers or directors and their Associates under this paragraph or paragraph l2. below, shares held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted.

                  12. The aggregate amount of Stock Holding Company Common Stock acquired in the Offerings, plus all prior issuances by the Stock Holding Company, by all non-tax-qualified employee plans or Officers or directors and their Associates, exclusive of any Stock Holding Company Common Stock acquired by such plans or Officers or directors and their Associates in the secondary market, shall not exceed 25% of the stockholders' equity of the Stock Holding Company held by persons other than MHC at the conclusion of the Offerings.

                  13. For purposes of the foregoing limitations and the determination of Subscription Rights, (i) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in subparagraph 1., above, and (ii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual in an account in such plan in which the individual has the right to direct the investment, including any plan of the Association or the Stock Holding Company qualified under
         Section 401(k) of the Internal Revenue Code, shall be aggregated and included in that individual's purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.

                  14. The Association's Board of Directors, with the approval of the OTS and without further approval of Members, may, as a result of market conditions and other factors, increase or decrease the purchase limitation in paragraphs 2. and 5. above or the number of shares of Reorganization Stock to be sold in the Reorganization. If the Association or the Stock Holding Company, as the case may be, increases the maximum purchase limitations or the number of shares of Reorganization Stock to be sold in the Reorganization, the Association or the Stock Holding Company, as the case may be, is only required to resolicit Persons who subscribed for the maximum purchase amount and may, in the sole discretion of the Association or the Stock Holding Company, as the case may be, resolicit certain other large subscribers. If the Association or the Stock Holding Company, as the case may be, decreases the maximum purchase limitations or the number of shares of Reorganization Stock to be sold in the Reorganization, the orders of any Person who subscribed for the maximum purchase amount shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person.

                  15. The Stock Holding Company and the Association shall have the right to take all such action as they may, in their sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Paragraph IX.E. and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right (subject only to any necessary regulatory approvals or concurrences) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Reorganization Stock which they believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all persons, and the Stock Holding Company and the Association and their respective Boards shall be free from any liability to any Person on account of any such action.

         Each Person purchasing Reorganization Stock in the Reorganization shall be deemed to confirm that such purchase does not conflict with the purchase limitations under the Plan or otherwise imposed by law, rule or regulation. In the event that such purchase limitations are violated by any Person (including any Associate or group of Persons affiliated or otherwise Acting in Concert with such Person), the Stock Holding Company shall have the right to purchase from such Person at the Actual Purchase Price all shares acquired by such Person in excess of such purchase limitations or, if such excess shares have been sold by such Person, to receive from such Person the difference between the Actual Purchase Price paid for such excess shares and the price at which such excess shares were sold by such Persons. This right of the Stock Holding Company to purchase such excess shares shall be assignable by the Stock Holding Company.

         F.       Restrictions On and Other Characteristics of the
Reorganization Stock

                  1. Transferability. Reorganization Stock purchased by Officers and directors of the Association and officers and directors of the Stock Holding Company shall not be sold or otherwise disposed of for value for a period of one year from the date of Reorganization, except for any disposition (i) following the death of the original purchaser or (ii) resulting from an exchange of securities in a merger or acquisition approved by the regulatory authorities having jurisdiction.

                  The Reorganization Stock issued by the Stock Holding Company to such Officers and directors shall bear a legend giving appropriate notice of the one-year holding period restriction. Said legend shall state as follows:

                  "The shares evidenced by this Certificate are restricted as to transfer for a period of one year from the date of this certificate pursuant to Part 563b of the Rules and Regulations of the Office of Thrift Supervision. These shares may not be transferred prior thereto without a legal opinion of counsel for the Issuer that said transfer is permissible under the provisions of applicable laws and regulations. This restrictive legend shall be deemed null and void after one year from the date of this Certificate."

                  In addition, the Stock Holding Company shall give appropriate instructions to the transfer agent of the Stock Holding Company Stock with respect to the foregoing restrictions. Any shares of Stock Holding Company Stock subsequently issued as a stock dividend, stock split or otherwise, with respect to any such restricted stock, shall be subject to the same holding period restrictions for such Persons as may be then applicable to such restricted stock.

                  2. Subsequent Purchases by Officers and Directors. Without prior approval of the OTS, if applicable, Officers and directors of the Stock Savings Bank and officers and directors of the Stock Holding Company, and their Associates, shall be prohibited for a period of three years following completion of the Reorganization from purchasing outstanding shares of Stock Holding Company Stock, except from a broker or dealer registered with the SEC. Notwithstanding this restriction, purchases involving more than 1% of the total outstanding shares of Stock Holding Company Stock and purchases made and shares held by a Tax- Qualified or non-Tax-Qualified Employee Stock Benefit Plan which may be attributable to such directors and officers may be made in negotiated transactions without OTS permission or the use of a broker or dealer.

                  3. Repurchase and Dividend Rights. Following the Reorganization, repurchases of Stock Holding Company Common Stock by the Stock Holding Company from any Person shall be subject to the then applicable rules and regulations of the OTS. Further, any dividend declared or paid on the Capital Stock shall comply with the then applicable rules and regulations of the OTS.

                  4. Voting Rights. After the Reorganization, holders of Savings Accounts in and obligors on loans of the Stock Savings Bank will not have voting rights in the Association. Exclusive voting rights with respect to the Stock Holding Company shall be vested in the holders of Stock Holding Company Stock; holders of Savings Accounts in and obligors on loans of the Stock Savings Bank will not have any voting rights in the Stock Holding Company except and to the extent that such Persons become stockholders of the Stock Holding Company, and the Stock Holding Company will have exclusive voting rights with respect to the Stck Savings Bank's Capital Stock.

         G.       Mailing of Offering Materials and Collation of Subscriptions
                  ------------------------------------------------------------

         The Offerings shall be conduction in compliance with 12 C.F.R. Part 563g and, to the extent applicable, Form OC. The sale of all shares of Reorganization Stock offered pursuant to the Plan must be completed within 24 months after approval of the Plan at the Special Meeting. After approval of the Plan by the OTS and the declaration of the effectiveness of the Prospectus, the Stock Holding Company shall distribute Prospectuses and Order Forms for the purchase of shares of Reorganization Stock in accordance with the terms of the Plan.

         The recipient of an Order Form shall be provided not less than 20 days nor more than 45 days from the date of mailing, unless extended, properly to complete, execute and return the Order Form to the Stock Holding Company or the Association. Self-addressed, postage prepaid, return envelopes shall accompany all Order Forms when they are mailed. Failure of any eligible subscriber to return a properly completed and executed Order Form within the prescribed time limits shall be deemed a waiver and a release by such eligible subscriber of any rights to purchase shares of Reorganization Stock under the Plan.

         The sale of all shares of Reorganization Stock proposed to be issued in connection with the Reorganization must be completed within 45 days after the last day of the Subscription Offering, unless extended by the Stock Holding Company with the approval of the OTS.

         H.       Method of Payment
                  -----------------

         Payment for all shares of Reorganization Stock may be made in cash, by check or by money order, or if a subscriber has a Savings Account in the Association, such subscriber may authorize the Association to charge the subscriber's Savings Account. The Association shall pay interest at not less than the passbook rate on all amounts paid in cash or by check or money order to purchase shares of Reorganization Stock in the Subscription Offering from the date payment is received until the Reorganization is completed or terminated. The Association is not permitted knowingly to loan funds or otherwise extend any credit to any Person for the purpose of purchasing Reorganization Stock.

         If a subscriber authorizes the Association to charge the subscriber's Savings Account, the funds shall remain in the subscriber's Savings Account and shall continue to earn interest, but may not be used by such subscriber until the Reorganization is completed or terminated, whichever is earlier. The withdrawal shall be given effect only concurrently with the sale of all shares of Reorganization Stock proposed to be sold in the Reorganization and only to the extent necessary to satisfy the subscription at a price equal to the Purchase Price. The Association shall allow subscribers to purchase shares of Reorganization Stock by withdrawing funds from certificate accounts held with the Association without the assessment of early withdrawal penalties, subject to the approval, if necessary, of the applicable regulatory authorities. In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if the remaining balance of the account is less than the applicable minimum balance requirement. In that event, the remaining balance shall earn interest at the passbook rate. This waiver of the early withdrawal penalty is applicable only to withdrawals made in connection with the purchase of Reorganization Stock under the Plan.

         Tax-Qualified Employee Stock Benefit Plans may subscribe for shares by submitting an Order Form, along with evidence of a loan commitment from a financial institution for the purchase of shares, if applicable, during the Subscription Offering and by making payment for the shares on the date of the closing of the Reorganization.

         I.       Order Forms
                  -----------

                  1.       Number of Order Forms
                           ---------------------

                  A single Order Form for all Savings Accounts maintained with the Association by an Eligible Account Holder and any Supplemental Eligible Account Holder may be furnished, irrespective of the number of Savings Accounts maintained with the Association on the Eligibility Record Date and Supplemental Eligibility Record Date, respectively. No person holding a Subscription Right may exceed any otherwise applicable purchase limitation by submitting multiple orders for Reorganization Stock. Multiple orders are subject to adjustment, as appropriate, on a pro rata basis and deposit balances will be divided equally among such orders in allocating shares in the event of an oversubscription.

                  2. Undelivered, Defective or Late Order Forms; Insufficient Payment

                  If an Order Form (i) is not delivered and is returned to the Stock Holding Company or the Association by the United States Postal Service (or the Stock Holding Company or Association is unable to locate the addressee); (ii) is not returned to the Stock Holding Company or Association, or is returned to the Stock Holding Company or Association after expiration of the date specified thereon; (iii) is defectively completed or executed; or (iv) is not accompanied by the total required payment for the shares of Reorganization Stock subscribed for (including cases in which the subscribers' Savings Accounts are insufficient to cover the authorized withdrawal for the required payment), the Subscription Rights of the Person to whom such rights have been granted shall not be honored and shall be treated as though such Person failed to return the completed Order Form within the time period specified therein. Alternatively, the Stock Holding Company or Association may, but shall not be required to, waive any irregularity relating to any Order Form or require the submission of a corrected Order Form or the remittance of full payment for the shares of Reorganization Stock subscribed for by such date as the Stock Holding Company or Association may specify. Subscription orders, once tendered, shall not be revocable. The Stock Holding Company's and Association's interpretation of the terms and conditions of the Plan and of the Order Forms shall be final.

         J.       Members in Non-Qualified States or in Foreign Countries
                  -------------------------------------------------------

         The Stock Holding Company and the Association will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Stock Holding Company and the Association are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which (i) a small number of persons otherwise eligible to subscribe for shares of Reorganization Stock reside in such state; or (ii) the Stock Holding Company or the Association determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including but not limited to a request or requirement that the Stock Holding Company and the Association or their officers, directors or trustees register as a broker, dealer, salesman or selling agent, under the securities laws of such state, or a request or requirement to register or otherwise qualify the Subscription Rights or Reorganization Stock for sale or submit any filing with respect thereto in such state. Where the number of persons eligible to subscribe for shares in one state is small relative to other states, the Stock Holding Company and the Association will base their decision as to whether or not to offer the Reorganization Stock in such state on a number of factors, including the size of accounts held by account holders in the state, the cost of reviewing the registration and qualification requirements of the state (and of actually registering or qualifying the shares) or the need to register the Stock Holding Company, its officers, directors or employees as brokers, dealers or salesmen.

X.       Establishment and Funding of Charitable Foundation
         --------------------------------------------------


         As part of the Reorganization, the Association intends to establish the Foundation and to have the Stock Holding Company donate to the Foundation cash or stock from authorized, but unissued, shares of Common Stock not to exceed 3% of the Reorganization Stock, up to a maximum of $1,750,000. The Foundation is being formed in connection with the Reorganization in order to complement the Association's existing community reinvestment activities and to share with the Association's local community a part of its financial success as a locally headquartered, community minded, financial services institution. The funding of the Foundation with Common Stock of the Stock Holding Company accomplishes this goal as it enables the community to share in the growth and profitability of the Stock Holding Company and the Stock Savings Bank over the long-term. The Foundation will be dedicated to the promotion of charitable purposes including community development, grants or donations to support educational community assistance, not-for- profit community groups and other types of organizations or civic minded projects. The Foundation will annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair value of Foundation assets each year. In order to serve the purposes for which it was formed and maintain its 501(c)(3) qualification, the Foundation may sell, on an annual basis, a limited portion of the Common Stock contributed to it by the Stock Holding Company.


         The Board of Directors of the Foundation will be comprised of individuals who are officers and/or directors of the Stock Holding Company or the Stock Savings Bank and, for at least five years after the Reorganization, at least one member of the Stock Savings Bank's community who is not an officer or director of the Stock Holding Company or the Stock Savings Bank. Those directors of the Stock Savings Bank or the Stock Holding Company who will also serve on the Board of Directors of the Foundation will be identified prior to adoption of this Plan by the Board of Directors of the Association. Those directors so identified will not participate in discussions concerning contributions to the Foundation and will not vote on such matters.

          The Board of Directors of the Foundation will be responsible for establishing the polices of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation. The establishment and funding of the Foundation as part of the Reorganization is subject to the approval of the OTS.

XI.      Post Reorganization Filing and Market Making
         --------------------------------------------

         In connection with the Reorganization, the Stock Holding Company shall register the Reorganization Stock with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and shall undertake not to deregister such Reorganization Stock for a period of three years thereafter.

         The Stock Holding Company shall use its best efforts to encourage and assist various Market Makers to establish and maintain a market for the shares of its stock. The Stock Holding Company shall also use its best efforts to list its stock through The Nasdaq Stock Market or on a national or regional securities exchange.

XII.     Regulatory Restrictions on Acquisition of Stock Holding Company
         ---------------------------------------------------------------

         A. OTS regulations provide that for a period of three years following completion of the Reorganization, no Person (i.e, individual, a group Acting in Concert, a corporation, a partnership, an association, a joint stock company, a trust, or any unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution or its holding company) shall directly, or indirectly, offer to purchase or actually acquire the beneficial ownership of more than 10% of any class of equity security of the Stock Holding Company without the prior approval of the OTS. However, approval is not required for purchases directly from the Stock Holding Company or the underwriters or selling group acting on its behalf with a view towards public resale, or for purchases not exceeding 1% per annum of the shares outstanding. Civil penalties may be imposed by the OTS for willful violation or assistance of any violation. Where any Person, directly or indirectly, acquires beneficial ownership of more than 10% of any class of equity security of the Stock Holding Company within such three- year period, without the prior approval of the OTS, stock of the Stock Holding Company beneficially owned by such Person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any Person or counted as voting shares in connection with any matter submitted to the stockholders for a vote. The provisions of this regulation shall not apply to the acquisition of securities by Tax-Qualified Employee Stock Benefit Plans provided that such plans do not have beneficial ownership of more than 25% of any class of equity security of the Stock Holding Company.

         B. The Stock Holding Company may provide in its Charter a provision that, for a specified period of up to five years following the date of the completion of the Reorganization, no Person shall directly or indirectly offer to acquire or actually acquire the beneficial ownership of more than 10% of any class of equity security of the Stock Holding Company. Such provisions would not apply to acquisition of securities by Tax-Qualified Employee Stock Benefit Plans provided that such plans do not have beneficial ownership of more than 25% of any class of equity security of the Stock Holding Company. The Stock Holding Company may provide in its Charter for such other provisions affecting the acquisition of its stock as shall be determined by its Board of Directors, including a provision that no record owner of more than 10% of any class of equity security shall be entitled or permitted to any vote in respect of shares held in excess of 10%.

XIII.    Directors and Officers of the Stock Savings Bank
         ------------------------------------------------

         The Reorganization is not intended to result in any change in the directors or Officers. Each Person serving as a director of the Association at the time of Reorganization shall continue to serve as a member of the Stock Savings Bank's Board of Directors, subject to the Stock Savings Bank's Charter and Bylaws. The Persons serving as Officers immediately prior to the Reorganization will continue to serve at the discretion of the Board of Directors in their respective capacities as Officers of the Stock Savings Bank. In connection with the Reorganization, the Stock Savings Bank and the Stock Holding Company may enter into employment agreements on such terms and with such officers as shall be determined by the Boards of Directors of the Stock Savings Bank and the Stock Holding Company.

XIV.     Executive and Stock-Based Compensation
         --------------------------------------

         A. The Stock Holding Company and the Stock Savings Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Reorganization, including without limitation an employee stock ownership plan.

         B. Subsequent to the Reorganization, the Stock Holding Company and the Stock Savings Bank are authorized to adopt executive compensation or other benefit programs, including but not limited to, compensation plans involving stock options, stock appreciation rights, restricted stock plans, employee recognition programs and similar plans, provided however that, with respect to any such plan, the total number of shares of common stock for which options may be granted and the total amounts of common stock granted as restricted stock must not exceed the limitation set forth in Paragraph IX.E hereof. In addition, any such plan implemented during the one-year period subsequent to the date of consummation of the Reorganization, any such plan: (i) shall be disclosed in the proxy solicitation materials for the Special Meeting of Members and in the Registration Statement;
(ii) in the case of stock option plans and management or employee recognition or grant plans, shall be submitted for approval by the holders of the Stock Holding Company Common Stock no earlier than six months following consummation of the Reorganization; and (iii) shall comply with all other applicable requirements of the OTS.

         C. Existing, as well as any newly-created, Tax-Qualified Employee Stock Benefit Plans may purchase shares of Reorganization Stock in the Offerings, to the extent permitted by the terms of such benefit plans and this Plan.

         D. The Stock Holding Company and the Stock Savings Bank are authorized to enter into employment or severance agreements with their executive officers.

XV.      Amendment or Termination of Plan
         --------------------------------

         If necessary or desirable, the Plan may be amended by a two-thirds vote of the Association's Board of Directors, at any time prior to submission of the Plan and proxy materials to the Members. At any time after submission of the Plan and proxy materials to the Members, the Plan may be amended by a two-thirds vote of the Board of Directors only with the concurrence of the OTS. The Plan may be terminated by a two-thirds vote of the Board of Directors at any time prior to the Special Meeting, and at any time following such Special Meeting with the concurrence of the OTS. In its discretion, the Board of Directors may modify or terminate the Plan upon the order of the regulatory authorities without a resolicitation of proxies or another meeting of the Members.

         In the event that mandatory new regulations pertaining to conversions are adopted by the OTS prior to the completion of the Reorganization, the Plan shall be amended to conform to the new mandatory regulations without a resolicitation of proxies or another meeting of Members. In the event that new conversion regulations adopted by the OTS prior to completion of the Reorganization contain optional provisions, the Plan may be amended to utilize such optional provisions at the discretion of the Board of Directors without a resolicitation of proxies or another meeting of Members.

         By adoption of the Plan, the Members authorize the Board of Directors to amend and/or terminate the Plan under the circumstances set forth above.

XVI.     Expenses of the Reorganization
         ------------------------------

         The Association may elect to offer to pay fees on a per share basis to securities brokers who assist purchasers of Reorganization Stock in the Offerings. The Stock Holding Company and the Association shall use their best efforts to assure that expenses incurred in connection with the Reorganization shall be reasonable.

XVII.    Contributions to Tax-Qualified Plans
         ------------------------------------

         The Stock Holding Company and/or the Association may make discretionary contributions to the Tax-Qualified Employee Stock Benefit Plans, provided such contributions do not cause the Association to fail to meet its regulatory capital requirements.

XVIII.   Interpretation of the Plan
         --------------------------

         All interpretations of this Plan and application of its provisions to particular circumstances by a majority of each of the Boards of Directors of the Stock Holding Company and Association shall be final, subject to the authority of the OTS. By adoption of the Plan, the Members of the Association authorize the Board of Directors to amend or terminate the Plan under the circumstances set forth herein.

                                      * * *